Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR AN EXEMPTION THEREFROM.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

WARRANT TO PURCHASE SHARES

OF COMMON STOCK

Date of Issuance: March   , 2006

Certificate No.

THIS CERTIFIES THAT, for value received,                                                                        and its assigns are entitled to subscribe for and purchase                                  shares of duly authorized, validly issued, fully paid and nonassessable Common Stock, par value $0.01 per share, (as adjusted pursuant to Section 4 hereof, the “Warrant Shares”) of Advanced Life Sciences Holdings, Inc., a Delaware corporation (the “Company”), at the price of $3.81 per share (such price and such other price as shall result, from time to time, from the adjustments specified in Section 4 hereof is herein referred to as the “Warrant Price”), subject to the provisions and upon the terms and conditions hereinafter set forth. As used herein the term “Date of Grant” shall mean March 2, 2006. The term “Warrant” as used herein shall be deemed to include any warrants issued upon transfer or partial exercise of this Warrant unless the context clearly requires otherwise. This Warrant has been issued pursuant to a Securities Purchase Agreement, dated as of February 24, 2006, between the Company and                                 (the “Purchase Agreement”), and is subject to the terms and conditions set forth therein. Capitalized Terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1.     Term. The purchase right represented by this Warrant is exercisable, in whole or in part, at any time and from time to time from the date which is One Hundred Eighty (180) days from the Date of Grant through March   , 2011.

2.     Method of Exercise; Payment; Issuance of New Warrant. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the holder hereof, in whole or in part and from time to time, at the election of the holder hereof, by the (a) surrender of this Warrant (with the notice of exercise substantially in the form attached hereto as Exhibit A duly completed and executed) at the principal office of the Company and the payment to the Company, by certified or bank check, or by wire transfer to an account designated by the Company, of an amount equal to the then applicable Warrant Price multiplied by the number of Warrant Shares then being purchased or (b) exercise of the “net issuance” right provided for in Section 10.2 hereof. The person or persons in whose name(s) any certificate(s) representing the Warrant Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the shares represented thereby (and such shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised. In the event of any exercise of the rights represented by this Warrant, certificates for the shares of stock so purchased shall be delivered to the holder hereof as soon as practicable and, if requested by the holder of this Warrant, the Company shall cause its transfer agent to deliver the certificate representing Warrant Shares issued upon exercise of this Warrant to a broker or other person (as directed by the holder exercising this Warrant, but subject to the payment by the holder of any applicable transfer taxes) within the time period required to settle any trade made by the holder after exercise of this Warrant.

3.     Stock Fully Paid; Reservation of Warrant Shares. All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance pursuant to the terms and conditions herein, be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

4.     Adjustment of Warrant Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)   Reclassification or Merger. In case of any reclassification or change of securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is the surviving corporation and which does not result in any reclassification or change of outstanding securities issuable upon exercise of this Warrant), the Company, or such surviving corporation, as the case may be, shall duly execute and deliver to the holder of this Warrant a new Warrant (which, if not in substantially the form of this Warrant, shall be in form and substance reasonably satisfactory to the holder of this Warrant), or the Company shall make appropriate provision without the issuance of a new Warrant, so that the holder of this Warrant shall have the right to receive upon exercise of this Warrant, at a total purchase price not to exceed that payable upon the exercise of the then unexercised portion of this Warrant, and in lieu of the shares of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by a holder of the number of shares of Common Stock purchasable under this Warrant immediately preceding the consummation of such reclassification, change or merger. Such new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4. The provisions of this subparagraph (a) shall similarly apply to successive reclassifications, changes and mergers.

(b)   Subdivision or Combination of Warrant Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of Common Stock, the Warrant Price shall be proportionately decreased (but in no event below the par value per share of Common Stock) and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.

(c)   Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend or make a distribution with respect to its Common Stock payable in Common Stock, then the Warrant Price shall be adjusted (but in no event below the par value per share of Common Stock), from and after the record date fixed for the determination of the shareholders of the Company entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

(d)   Adjustment of Number of Warrant Shares. Upon each adjustment in the Warrant Price pursuant to Section 4(c) above, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

5.     Notice of Adjustments. Whenever the Warrant Price or the number of Warrant Shares purchasable hereunder shall be adjusted pursuant to Section 4 hereof, the Company shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and the number of Warrant Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (without regard to Section 12 hereof) by first class mail, postage prepaid to the holder of this Warrant at such holder’s last known address.

6.     Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value of the Common Stock on the date of exercise as determined by Section 10.2(c) below.

7.     Compliance with Securities Act. This Warrant and all Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act and any applicable state securities laws) shall be stamped or imprinted with a legend in substantially the form as set forth in the Purchase Agreement. Said legend shall be removed by the Company, upon the request of a holder at such time as the restrictions on the transfer of the applicable security shall have terminated.

8.     Rights as Shareholders; Information. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or (except as provided in Section 10.1) to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

9.     Registration Rights. The Company has granted registration rights to the holder of this Warrant for the resale of the Common Stock of the Company obtained upon exercise hereof, pursuant to the Purchase Agreement.

10.   Additional Rights.

10.1         Notice of Corporate Action. In the event the Company proposes to:  (i) pay, distribute, or take a record of the holders of its Common Stock for the purpose of determining the holders thereof who are entitled to receive, any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock or any other securities or property, or (ii) consummate any capital reorganization, reclassification, recapitalization, consolidation, merger, transfer of all or substantially all of the Company’s assets, dissolution, liquidation or winding-up, or any similar transaction, then, at least 10 days prior to the earlier of any applicable record date or such event, as the case may be, the Company shall send (in accordance with Section 12 hereof) to the holder of this Warrant a notice specifying:  (a) the date or expected date on which any such payment or distribution is to be made or right granted or record is to be taken and the amount and character of any such dividend, distribution or right; (b) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or similar transaction is to take effect and any record date therefor; (c) the time as of which any holders of record of shares of Common Stock and/or any other class of securities shall be entitled to exchange their shares of Common Stock and/or other securities for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation, winding-up or similar transaction and a description in reasonable detail of such transaction; and (d) in each case, the expected effect on the Warrant Price of each such transaction or event. The Company shall update any such notice to reflect any change in the foregoing information provided in the notice.

10.2         Right to Convert Warrant into Stock:  Net Issuance.

(a)   Right to Convert. In addition to and without limiting the rights of the holder under the terms of this Warrant, the holder shall have the right to convert this Warrant or any portion hereof (the “Conversion Right”) into shares of Common Stock as provided in this Section 10.2 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of Warrant Shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the holder (without payment by the holder of any exercise price or any cash or other consideration) that number of shares of fully paid and nonassessable Common Stock as is determined according to the following formula:

X =	B - A
Y

Where:	X	= the number of shares of Common Stock to be issued to the holder upon such exercise

Y	=	the fair market value of one share of Common Stock

A	=

the aggregate Warrant Price of the specified number of Converted Warrant Shares immediately prior to the exercise of the Conversion Right (i.e., the number of Converted Warrant Shares multiplied by the Warrant Price)

B	=	the aggregate fair market value of the specified number of Converted Warrant Shares (i.e., the number of Converted Warrant Shares multiplied by the fair market value of one Converted Warrant Share)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay on the Conversion Date to the holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as hereinafter defined) as determined by Section 10.2(c) below. For purposes of Section 9 of this Warrant, shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of this Warrant.

(b)   Method of Exercise. The Conversion Right may be exercised by the holder by the surrender of this Warrant at the principal office of the Company together with a written statement (which may be in the form of Exhibit A) specifying that the holder thereby intends to exercise the Conversion Right and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 10.2(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the Warrant Shares issuable upon exercise of the Conversion Right shall be issued as of the Conversion and shall be delivered to the holder to the holder within three trading days following the Conversion Date, and, if applicable, a new Warrant evidencing the balance of the Warrant Shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the holder within thirty (30) days following the Conversion Date.

(c)   Determination of Fair Market Value. For purposes of this Section 10.2, “fair market value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(i)    If traded on a securities exchange, the Nasdaq National Market or Nasdaq Capital Market, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange or market over the five trading days immediately prior to the Determination Date;

(ii)   If traded on the Nasdaq Stock Market (other than the Nasdaq National Market or Nasdaq Capital Market) or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five trading days immediately prior to the Determination Date; and

(iii)  If there is no public market for the Common Stock, then fair market value shall be determined by (A) mutual agreement of the holders of a majority-in-interest of the warrants issued to the Investors pursuant to the Purchase Agreement who are then seeking to exercise their Conversion Rights (the “Converting Holders”) and the Company or (B) if no such mutual agreement can be reached within 15 days, then the higher of (x) the book value of a share of the Common Stock as determined by a firm of independent public accountants selected (within 10 days after the failure of the Company and the Converting Holders to reach mutual agreement) by the Board of Directors of the Company with the consent of the Converting Holders, which consent shall not be unreasonably withheld or delayed, as at the last day of any month ending within 60 days preceding the date as of which the determination is to be made (such determination of the independent public accountant to be completed within 30 days after such independent public accountant is chosen by the Company and the Converting Holders) or (y) the fair value thereof determined in good faith by an independent appraiser (chosen within 10 days after the failure of the Company and the Converting Holders to reach mutual agreement by the Board of Directors of the Company with the consent of the Converting Holder exercising the Conversion Right with respect to the greatest number of shares, which consent shall not be unreasonably withheld or delayed) as of a date which is within 15 days of the date as of which the determination is to be made (such determination of the independent appraiser to be completed within 30 days after such independent appraiser is chosen by the Company and the Converting Holders). The fees and expenses of any such independent public accountant and independent appraiser shall be borne one half by the Converting Holders (among the Converting Holders, pro rata according to the number of shares for which Conversion Rights are being exercised) and one half by the Company.

If closing prices or closing bid prices are no longer reported by a securities exchange or other trading system, the closing price or closing bid price shall be that which is reported by such securities exchange or other trading system at 4:00 p.m. New York City time on the applicable trading day.

10.3         Exercise Prior to Expiration. Immediately prior to its expiration, to the extent this Warrant is not previously exercised as to all of the Warrant Shares subject hereto, and if the fair market value of one share of the Common Stock is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 10.2 above (even if not surrendered). For purposes of such automatic exercise, the fair market value of one share of Common Stock upon such expiration shall be determined pursuant to Section 10.2(c). To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 10.3, the Company agrees to promptly notify the holder hereof of the number of Warrant Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

11.   Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Company and (i) holders of Warrants representing a majority of the number of Warrant Shares then issuable upon Warrants sold pursuant to the Purchase Agreements and in the Contemporaneous Offering; provided, that such modification, amendment or waiver is made with respect to all such Warrants and does not adversely affect the holder of this Warrant without adversely affecting all such holders in a similar manner or (ii) the holder of this Warrant.

12.   Notices. Any notice, request, communication or other document required or permitted to be given or delivered to the holder hereof or the Company shall be delivered, or shall be sent by (i) certified or registered mail, postage prepaid, or (ii) a nationally recognized overnight courier (with next day delivery specified) to each such holder at its address as shown on the books of the Company or to the Company at the address indicated therefor on the signature page of this Warrant with a copy to the Chief Legal Counsel at the same address and with another copy to Winston Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601; tel. (312) 558-5609, fax (312) 558-5700; Attn: R. Cabell Morris, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

13.   Transfers. Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred, in whole or in part and from time to time, by the holder with respect to any or all of the Warrant Shares. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, for transfer of this Warrant as an entirety by the holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the assignment hereof properly endorsed, by the Holder for transfer with respect to a portion of the Warrant Shares purchasable hereunder, the Company shall issue a new warrant to the assignee, in such denomination as shall be requested by the holder hereof, and shall issue to such holder a new warrant covering the number of Warrant Shares in respect of which this Warrant shall not have been transferred.

14.   Binding Effect on Successors. This Warrant shall be binding upon any corporation succeeding the Company by merger, consolidation or the like and all of the obligations of the Company relating to the Warrant Shares issuable upon the exercise or conversion of this Warrant shall survive the exercise, conversion and termination of this Warrant and all of the covenants and agreements of the Company shall inure to the benefit of the successors and assigns of the holder hereof.

15.   Lost Warrants or Stock Certificates. The Company covenants to the holder hereof that, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant or any stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate.

16.   Descriptive Headings. The descriptive headings of the several paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The language in this Warrant shall be construed as to its fair meaning without regard to which party drafted this Warrant.

17.   Governing Law. This Warrant shall be governed by and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

18.   Remedies. In case any one or more of the covenants and agreements contained in this Warrant shall have been breached, the holders hereof (in the case of a breach by the Company), or the Company (in the case of a breach by a holder), may proceed to protect and enforce their or its rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Warrant without the requirement to post any bond or other security.

19.   No Impairment of Rights. The Company will not, by amendment of its certificate of incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

20.   Severability. The invalidity or unenforceability of any provision of this Warrant in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, or affect any other provision of this Warrant, which shall remain in full force and effect.

21.   Entire Agreement; Modification. This Warrant constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties, whether oral or written, with respect to such subject matter.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the Date of Grant set forth on the first page to this Warrant.

ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:

Name:
Title:
Address:

[Signature page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE

To:  ADVANCED LIFE SCIENCES HOLDINGS, INC. (the “Company”)

1.             The undersigned hereby:

☐    elects to purchase        shares of Common Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, or

☐    elects to exercise its net issuance rights pursuant to Section 10.2 of the attached Warrant with respect to         shares of Common Stock.

2.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)

3.             The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature)

(Date)

A-1